Exhibit 5.1

March 17, 2021

Skillz Inc.

P.O. Box 445

San Francisco, California

94104

Re: Skillz Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Skillz Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on February 8, 2021, including all amendments or supplements thereto, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement is hereinafter referred to as the “Registration Statement”), relating to the offer and sale of up to an aggregate of up to 22,266,643 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), which consists of (i) up to 5,016,666 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Flying Eagle Acquisition Corp., a Delaware corporation (“FEAC”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 17,249,977 shares of Class A common stock that are issuable upon the exercise of 17,249,977 warrants issued in connection with the initial public offering of FEAC (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”). The Registration Statement also registers the resale from time to time by certain selling security holders named therein of (i) 5,016,666 Private Placement Warrants, (ii) up to 5,016,666 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 6,350,203 shares of Class A common stock held by Eagle Equity Partners II, LLC, a Delaware limited liability company, and certain of its transferees (the “Sponsor Shares”) and (iv) 9,999,730 shares of Class A common stock (including 1,427,112 shares of Class A common stock issuable upon conversion of Class B common stock of the Company, par value $0.0001 per share) released from escrow on March 5, 2021 (the “Earnout Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the Amended and Restated Bylaws of the Company, (iv) the Merger Agreement, dated as of September 1, 2020, by and among FEAC, FEAC Merger Sub Inc., Skillz Inc., and Andrew Paradise, solely in his capacity as representative of the stockholders of Skillz Inc., (v) the Earnout Escrow Agreement, dated December 16, 2020 by and among Skillz Inc., Andrew Paradise, solely in his capacity as representative of the stockholders of Skillz Inc., Eagle Equity Partners II LLC and Continental Stock Transfer & Trust Company, (vi) the Warrant Agreement, dated as of March 5, 2020, between FEAC and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, (i) each of the Warrants of the Company will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) each share of Class A common stock issuable upon exercise of the Warrants has been duly authorized and, when the Warrants are duly exercised in accordance with the terms of the Warrant Agreement, each share of Class A common stock issuable upon exercise of the Warrants will be validly issued, fully paid and non-assessable, and (iii) the Earnout Shares and Sponsor Shares have each been duly authorized and validly issued and are fully paid and non-assessable.

March 17, 2021 Page 2

The opinions expressed herein are based upon and limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP
Winston & Strawn LLP